Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of iBio, Inc. of our report, which includes an explanatory paragraph related to iBio, Inc. and Subsidiaries’ ability to continue as a going concern, dated September 29, 2014, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2014 and 2013 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Eatontown, New Jersey

November 20, 2014